EXHIBIT 99.1
Peakstone Realty Trust Reports
2023 Second Quarter Results
- Sold Five Properties for $130.8 Million, Increasing Year-to-Date Sales to Over $300 Million
- Continued Deleveraging of Balance Sheet

El Segundo, Calif. (August 8, 2023) - Peakstone Realty Trust ("PKST" or the "Company") (NYSE: PKST), a real estate investment trust focused on owning and operating a high-quality, newer-vintage portfolio of predominantly single-tenant industrial and office properties, today announced its financial results for the quarter ended June 30, 2023.

Second Quarter 2023 Highlights
•Revenue of approximately $62.5 million.
•Net loss of approximately $(452.4) million; net loss attributable to common shareholders of approximately $(416.5) million, or $(11.59) per basic and diluted share. Net loss for the quarter was impacted primarily due to non-cash impairments, property dispositions, and non-recurring expenses.
•Funds from Operations (“FFO”) 1 of $(0.27) per basic and diluted share/unit. FFO for the quarter was impacted primarily due to property dispositions and non-recurring expenses.
•Adjusted Funds from Operation ("AFFO")1 of $0.73 per basic and diluted share/unit.
•Same Store Cash Net Operating Income (“Same Store Cash NOI”)2 of approximately $48.0 million.
•Portfolio occupancy increased to 96% based on rentable square feet.
•Board of Trustees declared a dividend of $0.225 per common share for the second quarter.
•Subsequent to quarter-end, the Board of Trustees approved a $200 million ATM offering program.

“We continue to successfully execute our disposition and deleveraging strategy” stated Michael J. Escalante, PKST's Chief Executive Officer. “Due to our cycle-tested team’s experience and capital markets proficiency, we have enhanced our balance sheet through the sale of non-core assets. These sales have enabled us to further improve our leverage metrics, refine our asset composition, and strengthen the financial profile of the Company. Our high-quality, resilient portfolio is delivering consistent performance, and we remain focused on working towards achieving an investment-grade rating.”

Portfolio
As of June 30, 2023, the Company’s wholly-owned portfolio (i) consisted of 73 properties located in 24 states with a weighted average remaining lease term of approximately 6.5 years, (ii) was 96.0% leased based on rentable square feet with an average economic occupancy of 95.4% comprised of Industrial (100%), Office (97.0%), and Other (81.2%), and (iii) generated approximately 63.5% of annualized base rent3 pursuant to leases with respect to which the tenant, the guarantor or a non-guarantor parent of the tenant has an investment grade credit rating or what management believes is a generally equivalent rating4.

Transaction Activity
During the second quarter, the Company sold five office properties for gross disposition proceeds of $130.8 million. The Company recognized a net loss of approximately $9.7 million as a result of these sales. For the six months ended June 30, 2023, the Company sold eight properties for gross disposition proceeds of $300.4 million. The Company recognized a net gain of approximately $20.9 million as a result of these sales.

Financial/Operating Results
Revenue
In the second quarter, total revenue was approximately $62.5 million compared to $123.1 million for the same quarter last year. This $60.6 million change in revenue is primarily due to the disposition of 48 properties in 2022 and 8 properties in the first half of 2023.

Net (Loss) Income Attributable to Common Shareholders
In the second quarter, net loss attributable to common shareholders was approximately $(416.5) million, or $(11.59) per basic and diluted share, compared to net loss attributable to common shareholders of approximately $(72.2) million, or $(2.00) per basic and diluted share, for the same quarter last year. The change is primarily due to (i) the $60.6 million change in revenue resulting from property dispositions in 2022 and 2023, (ii) non-cash real estate impairments of office assets of $397.4 million, and (iii) non-recurring expenses of $28.3 million ($0.72 per basic and diluted share) consisting of $21.3 million ($0.54 per basic and diluted share) for transaction expenses related to listing of the Company’s shares on the NYSE, approximately $5.0 million ($0.13 per basic and diluted share) non-cash expense from the initial issuance of the now redeemed Series A Preferred Shares (as defined below), and $2.0 million ($0.05 per basic and diluted share) relating to employee severance.

FFO
In the second quarter, FFO was approximately $(10.7) million, or $(0.27) per basic and diluted share/unit, compared to $56.5 million, or $1.43 per basic and diluted share/unit, for the same quarter last year. The change in FFO is primarily due to (i) the $60.6 million change in revenue resulting from property dispositions in 2022 and 2023, (ii) non-recurring expenses of $28.3 million ($0.72 per basic and diluted share/unit) consisting of $21.3 million ($0.54 per basic and diluted share/unit) for transaction expenses related to the listing of the Company’s shares on the NYSE, approximately $5.0 million ($0.13 per basic and diluted share/unit) non-cash expense from the initial issuance of the now redeemed Series A Preferred Shares, and $2.0 million ($0.05 per basic and diluted share/unit) relating to employee severance. Excluding the $28.3 million of non-recurring expenses, FFO for the second quarter would have been approximately $17.6 million, or $0.45 per basic and diluted share/unit.

AFFO
In the second quarter, AFFO was approximately $28.7 million, or $0.73 per basic and diluted share/unit, compared to $62.0 million, or $1.57 per basic and diluted share/unit, for the same quarter last year. The difference in AFFO is primarily due to the change in revenue resulting from property dispositions in 2022 and 2023.

Same Store Cash NOI
In the second quarter, Same Store Cash NOI was approximately $48.0 million compared to $55.0 million in the same quarter last year. The change in Same Store Cash NOI is primarily due to $8.2 million of non-recurring termination income recognized in the prior year. Excluding this termination income from the same quarter in 2022, Same Store Cash NOI for the second quarter would have increased $1.2 million, or 2.5%, compared to the same quarter last year.

Balance Sheet
As of June 30, 2023, the Company had $360.6 million in cash on hand and $34.0 million of available capacity on the Revolver, for total liquidity of $394.6 million. The Company’s total consolidated debt was approximately $1.5 billion. Including the effect of the Company’s interest rate swap agreements with a total notional amount of $750.0 million, the Company’s weighted average interest rate as of June 30, 2023 was 4.16% for both the Company’s fixed-rate and variable-rate debt combined. During the second quarter, the Company incurred a $397.4 million non-cash real estate impairment resulting from changes related to anticipated hold periods, estimated selling prices, and potential vacancies that impacted the recoverability of these assets.

On April 10, 2023, the Company redeemed all 5,000,000 shares of Series A Preferred Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Shares”) which were issued to and held by a third-party international investor) by making (i) a redemption payment of $125 million (with a redemption fee of approximately $1.9 million being waived) and (ii) paying accrued preferred distributions of approximately $2.4 million. Additionally, the Company had $5.0 million of capitalized offering costs from the initial issuance of the Series A Preferred Shares which were written off during the quarter as a non-cash expense.

ATM Offering Program
On August 2, 2023, the Board of Trustees approved a $200 million ATM offering program to provide the Company additional flexibility to manage its balance sheet, diversify its capital sourcing options, and offer an efficient mechanism to access capital in the future.

Dividends
On June 20, 2023, the Board declared a distribution for the second quarter in the amount of $0.225 per common share. The Company paid such distributions on July 17, 2023 to shareholders of record as of June 30, 2023.

Second Quarter 2023 Earnings Webcast
PKST will host a webcast to present the second quarter results on Tuesday, August 8, 2023 at 5:00 p.m. Eastern Time. To access the webcast, please visit https://investors.pkst.com/investors/events-and-presentations/events/event-details/2023/Second-Quarter-2023-Earnings-Call/default.aspx at least ten minutes prior to the scheduled start time to register and install any necessary software. A replay of the webcast will be available on the Company’s website shortly after the initial presentation. To access by phone, please use the following dial-in numbers. For domestic callers, please dial 1-877-407-9716; for international callers, please dial 1-201-493-6779.

About Peakstone Realty Trust
Peakstone Realty Trust (NYSE: PKST) is an internally managed, real estate investment trust (REIT) that owns and operates a high-quality, newer-vintage portfolio of predominantly single-tenant industrial and office properties. These assets are generally leased to creditworthy tenants under long-term net lease agreements with contractual rent escalations. As of June 30, 2023, Peakstone’s wholly-owned portfolio consists of 18.2 million square feet across 24 states in primarily high-growth, strategic coastal and sunbelt markets.

Additional information is available at www.pkst.com.

Investor Relations:
ir@pkst.com

Media Contact:
Joele Frank, Wilkinson Brimmer Katcher
peakstone@joelefrank.com

Cautionary Statement Regarding Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: general economic and financial conditions; market volatility; inflation; any potential recession or threat of recession; interest rates; recent and ongoing disruption in the debt and banking markets; occupancy, rent deferrals and the financial condition of our tenants; whether work-from-home trends or other factors will impact the attractiveness of industrial and/or office assets; whether we will be successful in renewing leases as they expire; future financial and operating results, plans, objectives, expectations and intentions; expected sources of financing, including the ability to maintain the commitments under our revolving credit facility, and the availability and attractiveness of the terms of any such financing; legislative and regulatory changes that could adversely affect our business; our future capital expenditures, operating expenses, net income, operating income, cash flow and developments and trends of the real estate industry; whether we will be successful in the pursuit of our business plan, including any dispositions; whether we will succeed in our investment objectives; any fluctuation and/or volatility of the trading price of our common shares; risks associated with our dependence on key personnel whose continued service is not guaranteed; and other factors, including those risks disclosed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. The forward-looking statements speak only as of the date of this document. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this document, except as required by applicable law. We caution investors not to place undue reliance on any forward-looking statements, which are based only on information currently available to us.

Notice Regarding Non-GAAP Financial Measures. In addition to U.S. GAAP financial measures, this document contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in this Appendix if the reconciliation is not presented on the page in which the measure is published.

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1 See below for the definitions of FFO and AFFO and for a reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure.
2 Same Store Cash Net Operating Income is a non-GAAP financial measure. See below for the definition of Same Store Cash Net Operating Income and for a reconciliation of Same Store Cash Net Operating Income.
3 “Annualized base rent” or “ABR” means the contractual base rent excluding abatement periods and deducting base year operating expenses for gross and modified gross leases as of June 30, 2023, unless otherwise specified, multiplied by 12 months. For properties in the Company's portfolio that had rent abatement periods as of June 30, 2023, we used the monthly contractual base rent payable following expiration of the abatement.
4 “Investment grade” means an investment grade credit rating from a NRSRO approved by the U.S. Securities and Exchange Commission
(e.g., Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings Inc.) or a non-NRSRO credit rating (e.g., Bloomberg’s default risk rating) that management believes is generally equivalent to an NRSRO investment grade rating; management can provide no assurance as to the comparability of these ratings methodologies or that any particular rating for a company is indicative of the rating that a single NRSRO would provide in the event that it rated all companies for which the Company provides credit ratings; to the extent such companies are rated only by non-NRSRO ratings providers, such ratings providers may use methodologies that are different and less rigorous than those applied by NRSROs. In the context of Peakstone’s portfolio, references to “investment grade”
include, and credit ratings provided by Peakstone may refer to, tenants, guarantors, and non-guarantor parent entities. There can be no assurance that such guarantors or parent entities will satisfy the tenant’s lease obligations, and accordingly, any such credit rating may not be indicative of the creditworthiness of the Company's tenants.

PEAKSTONE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except units and share amounts)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$360,626	$233,180
Restricted cash	3,042	4,764
Real estate:
Land	245,872	327,408
Building and improvements	2,045,409	2,631,965
Tenant origination and absorption cost	421,795	535,889
Construction in progress	1,576	1,994
Total real estate	2,714,652	3,497,256
Less: accumulated depreciation and amortization	(526,085)	(644,639)
Total real estate, net	2,188,567	2,852,617
Investments in unconsolidated entity	146,395	178,647
Intangible assets, net	31,315	33,861
Deferred rent receivable	63,053	79,572
Deferred leasing costs, net	17,432	26,507
Goodwill	94,678	94,678
Right of use asset	34,615	35,453
Interest rate swap asset	41,046	41,404
Other assets	29,457	31,877
Real estate assets and other assets held for sale, net	—	20,816
Total assets	$3,010,226	$3,633,376
LIABILITIES AND EQUITY
Debt, net	1,460,536	1,485,402
Restricted reserves	627	627
Distributions payable	8,295	12,402
Due to related parties	1,043	1,458
Intangible liabilities, net	17,989	20,658
Lease liability	46,368	46,519
Accrued expenses and other liabilities	80,542	80,175
Total liabilities	1,615,400	1,647,241

Commitments and contingencies (Note 13)

Perpetual convertible preferred shares	—	125,000
Noncontrolling interests subject to redemption; zero and 61,788 units as of June 30, 2023 and December 31, 2022	—	3,812
Shareholders’ equity:
Common shares, $0.001 par value; 800,000,000 shares authorized; 35,924,476 and 35,999,898 shares outstanding in the aggregate as of June 30, 2023 and December 31, 2022, respectively	36	36
Additional paid-in capital	2,959,011	2,948,600
Cumulative distributions	(1,059,668)	(1,036,678)
Accumulated (loss) income	(680,369)	(269,926)
Accumulated other comprehensive income (loss)	40,282	40,636
Total shareholders’ equity	1,259,292	1,682,668
Noncontrolling interests	135,534	174,655
Total equity	1,394,826	1,857,323
Total liabilities and equity	$3,010,226	$3,633,376

PEAKSTONE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2023	2022
Revenue:
Rental income	$62,540	$123,073
Expenses:
Property operating expense	6,919	14,335
Property tax expense	5,545	11,482
Property management fees	430	1,045
General and administrative expenses	12,030	8,750
Corporate operating expenses to related parties	341	416
Depreciation and amortization	30,472	59,980
Real estate impairment provision	397,373	75,557
Total expenses	453,110	171,565
Income before other income and (expenses)	(390,570)	(48,492)
Other income (expenses):
Interest expense	(16,068)	(22,366)
Other income (loss), net	2,747	(196)
Net loss from investment in unconsolidated entity	(17,508)	—
Gain (loss) from disposition of assets	(9,701)	—
Transaction expenses	(21,303)	(5,545)
Net (loss) income	(452,403)	(76,599)
Distributions to redeemable preferred shareholders	—	(2,516)
Preferred units redemption	(4,970)	—
Net (income) loss attributable to noncontrolling interests	40,909	6,952
Net income (loss) attributable to controlling interest	(416,464)	(72,163)
Distributions to redeemable noncontrolling interests attributable to common shareholders	(13)	(44)
Net (loss) income attributable to common shareholders	$(416,477)	$(72,207)
Net (loss) income attributable to common shareholders per share, basic and diluted	$(11.59)	$(2.00)
Weighted average number of common shares outstanding, basic and diluted	35,922,706	36,079,905
Cash distributions declared per common share	$0.23	$0.79

PEAKSTONE REALTY TRUST
Funds from Operations and Adjusted Funds from Operations
(Unaudited; in thousands except share and per share amounts)
FFO and AFFO are non-GAAP financial measures that we believe are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable real estate assets, adding back impairment write-downs of depreciable real estate assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of depreciable real estate assets and gains and losses from sales of depreciable real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of the Company's performance relative to its competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

Additionally, the Company uses AFFO as a non-GAAP financial measure to evaluate the Company's operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of share-based compensation net, deferred rent, amortization of in-place lease valuation, acquisition-related costs, financed termination fee, net of payments received, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-off transaction costs and other one-time transactions. FFO and AFFO have been revised to include amounts available to both common shareholders and limited partners for all periods presented.

AFFO is a measure used among the Company's peer group. The Company also believes that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, the Company believes AFFO is useful in comparing the sustainability of its operating performance with the sustainability of the operating performance of other real estate companies.

Management believes that AFFO is a beneficial indicator of its ongoing portfolio performance and ability to sustain its current distribution level. More specifically, AFFO isolates the financial results of the Company's operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or the Company's future ability to make or sustain distributions. By providing FFO and AFFO, the Company presents information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.

For all of these reasons, the Company believes the non-GAAP measures of FFO and AFFO, in addition to net income (loss) are helpful supplemental performance measures and useful to investors in evaluating the performance of the Company's real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of the Company's cash available to fund distributions since other uses of cash, such as capital expenditures at the Company's properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under its current business plan as noted above. FFO and AFFO should not be viewed as a more prominent measure of performance than net income (loss) and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

	Three Months Ended June 30,
	2023	2022
Net (loss) income	$(452,403)	$(76,599)
Adjustments:
Depreciation of building and improvements	19,538	32,494
Amortization of leasing costs and intangibles	11,031	27,575
Impairment provision, real estate	397,373	75,557
Equity interest of depreciation of building and improvements - unconsolidated entities	9,020	—
Gain from disposition of assets, net	9,701	—
FFO	(5,740)	59,027
Distribution to redeemable preferred shareholders	—	(2,516)
Preferred units redemption charge	(4,970)	—
FFO attributable to common shareholders and limited partners	$(10,710)	$56,511
Reconciliation of FFO to AFFO:
FFO attributable to common shareholders and limited partners	$(10,710)	$56,511
Adjustments:
Revenues in excess of cash received, net	(2,644)	(3,389)
Amortization of share-based compensation	2,626	1,685
Deferred rent - ground lease	435	511
Unrealized loss (gain) on investments	(5)	68
Amortization of above/(below) market rent, net	(291)	(432)
Amortization of debt premium/(discount), net	83	102
Amortization of ground leasehold interests	(97)	(90)
Amortization of below tax benefit amortization	372	372
Amortization of deferred financing costs	655	840
Company's share of amortization of deferred financing costs- unconsolidated entity	10,655	—
Company's share of revenues in excess of cash received (straight-line rents) - unconsolidated entity	(750)	—
Company's share of amortization of above market rent - unconsolidated entity	(26)	—
Write-off of transaction costs	—	10
Employee separation expense	2,042	2
Transaction expenses	21,303	5,545
Amortization of lease inducements	49	284
Preferred units redemption charge	4,970	—
AFFO available to common shareholders and limited partners	$28,667	$62,019
FFO per share, basic and diluted	$(0.27)	$1.43
AFFO per share, basic and diluted	$0.73	$1.57

Weighted-average common shares outstanding - basic and diluted EPS	35,922,706	36,079,905
Weighted-average OP Units	3,528,666	3,537,654
Weighted-average common shares and OP Units outstanding - basic and diluted FFO/AFFO	39,451,372	39,617,559

PEAKSTONE REALTY TRUST
Net Operating Income, including Cash and Same Store Cash NOI
(Unaudited; in thousands)
Net operating income ("NOI”) is a non-GAAP financial measure calculated as net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairment of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, investment income or loss and termination income. Net operating income on a cash basis (“Cash NOI”) is net operating income adjusted to exclude the effect of straight-line rent and amortization of acquired above- and below market lease intangibles adjustments required by GAAP. Net operating income on a cash basis for our Same Store portfolio (“Same Store Cash NOI”) is Cash NOI for properties held for the entirety of all periods presented. We believe that NOI, Cash NOI and Same-Store Cash NOI are helpful to investors as additional measures of operating performance because we believe they help both investors and management to understand the core operations of our properties excluding corporate and financing-related costs and non-cash depreciation and amortization. NOI, Cash NOI and Same Store Cash NOI are unlevered operating performance metrics of our properties and allow for a useful comparison of the operating performance of individual assets or groups of assets. These measures thereby provide an operating perspective not immediately apparent from GAAP income from operations or net income (loss). In addition, NOI, Cash NOI and Same Store Cash NOI are considered by many in the real estate industry to be useful starting points for determining the value of a real estate asset or group of assets. Because NOI, Cash NOI and Same Store Cash NOI exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of NOI, Cash NOI and Same Store Cash NOI as measures of our performance is limited. Therefore, NOI, Cash NOI and Same Store Cash NOI should not be considered as alternatives to net (loss) income, as computed in accordance with GAAP. NOI, Cash NOI and Same Store Cash NOI may not be comparable to similarly titled measures of other companies.

Our calculation of each of NOI, Cash NOI and Same Store Cash NOI is presented in the following table for three months ended June 30, 2023 and June 30, 2022 (dollars in thousands):

	Three Months Ended June 30,
	2023	2022
Reconciliation of Net Income to Total NOI
Net income	$(452,403)	$(76,599)
General and administrative expenses	12,030	8,750
Corporate operating expenses to related parties	341	416
Impairment provision, real estate	397,373	75,557
Depreciation and amortization	30,472	59,980
Interest expense	16,068	22,366
Other loss (income), net	(2,747)	196
Loss from investment in unconsolidated entities	17,508	—
Gain from disposition of assets	9,701	—
Transaction expense	21,303	5,545
Total NOI	$49,646	$96,211

Non-Cash Adjustments:
Straight line rent	(2,645)	(2,632)
In-place lease amortization	(291)	(432)
Deferred termination income	—	(758)
Deferred ground lease	435	511
Other intangible amortization	372	372
Inducement amortization	49	284
Total Cash NOI	$47,566	$93,556

Same Store Cash NOI Adjustments
Recently acquired properties	—	—
Recently disposed properties	529	(38,249)
Same store inducement amortization adjustment	(49)	(284)
Total Same Store Cash NOI Adjustments	480	(38,533)
Total Same Store Cash NOI	$48,046	$55,023